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                                                                    Exhibit 1


9250-45103/163130-5
Stuart B. Donegan, A Prof. Corp.
By: Stuart B. Donegan, Esquire
1040 N. Kings Highway
Suite 729
Cherry Hill, NJ 08034
609-667-7303
         SD 0237
Attorney for Debtor(s)

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                         UNITED STATES BANKRUPTCY COURT
                     FOR THE DISTRICT OF CAMDEN, NEW JERSEY
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In Re: Frank Pringle,              :               Chapter 7
               Debtor              :               No. 95-15625
                                   :
In Re: Lois Pringle,               :               Chapter 13
              Debtor               :               No. 96-14740

           ORDER APPROVING MOTION OF DEBTORS AND CHAPTER 7 TRUSTEE FOR DISPOSITION OF PROPERTY PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE


         AND NOW, this day of March 1997 upon consideration of the MOTION OF DEBTORS AND CHAPTER 7 FOR DISPOSITION OF PROPERTY PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE ("Motion") and after hearing on notice to all creditors of Frank Pringle and Lois Pringle (collectively "Creditors" and "Pringle," respectively); the U.S. Trustee; the United States Securities and Exchange Commission; the Internal Revenue Service; Eftek Corp.; and the counsel who have entered their appearances, and for cause having been shown, and it appearing that approval of the Motion is in the best interest of all Creditors as the Creditors with the largest claims have been actively participating in the resolution of their claims as provided in the motion, it is therefore ORDERED that:

         1. the Motion is approved;

         2. Pringle shall deliver 3,480,176 shares of Eftek, Corp. ("Shares" and "Eftek") to John A. Casarow, Jr., Chapter 7 Trustee in Bankruptcy Case, No. 95-15625 ("Casarow"), no later than five (5) days following the entry of this Order;
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         3. that the Creditors shall promptly inform Casarow of the identity of the proposed trustee of the "Creditors' Trust" as provided in the Motion ("Creditors' Trust Trustee"); the Creditors' Trust Trustee shall be selected by the Creditors identified in the motion by a majority of the Creditors voting the value of their claims. Each Creditor shall receive one vote for each dollar of its claim.

         4. Casarow shall deliver the Shares to the Creditors' Trust Trustee no later than fifteen (15) days following the entry of this Order and/or receipt of notice of the identity of the Creditors' Trust Trustee;

         5. The Creditors' Trust Trustee shall sell the shares in accordance with an exemption from registration pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended or any other applicable exemption from registration. The Creditors' Trust Trustee shall have sole discretion to sell the Shares for the best interest of the Creditors.

         6. The Creditors' Trust Trustee shall hold the Shares under a limited power of attorney to be executed and delivered by Pringle no later than five (5) days following the entry of this Order. For all purposes including any tax liability arising from the sale of the Shares, Pringle shall be the legal owner, taxpayer and the responsible person in respect to such Shares.

         7. The Creditors' Trust Trustee shall execute the power of attorney in respect to the Shares for the benefit of the Creditors identified in the Motion.

         8. The proceeds from the sale of the Shares shall be disbursed as follows:

             a. for the payment of federal and state income taxes arising from the sale of the Shares including but not limited to any Chapter 7 bankruptcy trustee fiduciary/administrative

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taxes, if any; taking into account any offsetting losses resulting from payments toward discharge of loan guarantees. A reserve fund for taxes shall be created and funds are to be set aside until tax arising from sale of shares and payment of loan guarantees can be determined and taxes due are paid.

              b. for the payment of the Creditors' Trust Trustee's commission in the amount of six (6) per cent of the gross proceeds generated by the sale of the Shares,

              c. for the payment of any costs associated with the sale of Shares and operation of the Creditors' Trust, including but not limited to, broker attorney, and accountant fees and expenses,

              d. after payments of all of the amounts identified in this paragraph, the net proceeds generated by the sale of the Share shall be disbursed as follows:

         1. Casarow's Chapter 7 Trustee's commission as allowed by the Bankruptcy Court,

         2. Casarow's Chapter 7 Trustee's expenses including attorneys and accountant fees and expenses as allowed by the Bankruptcy Court, and any Chapter 11 U.S. Trustee's fees and any Bankruptcy Court clerk fees and charges,

         3. Up to five thousand dollars ($5,000.00) for the payment of fees and expenses as allowed by the Bankruptcy Court for Stuart B. Donegan, Esquire, for services and expenses as counsel for Pringle in the Chapter 7 and Chapter 11 cases; any amount allowed by Bankruptcy Court in excess of five thousand dollars ($5,000.00), shall be paid as a claim within the Creditors' Trust distributions, and

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         4. the remaining proceeds from the sale of the Shares shall be distributed to the Creditors identified in the Motion and counsel for Pringle on a pro rata basis, in accordance with the amounts listed for each Creditor and the balance due to counsel for Pringle, as allowed by the Bankruptcy Court; for purposes of distribution, the claims of the Creditors as identified in the Motion shall be deemed allowed claims in the bankruptcy cases; the Creditors shall receive all of the remaining proceeds from the sale of the Shares and Pringle shall not receive any distribution.

         9. GMAC Mortgage Company ("GMAC"), the holder of the first mortgages on the residence real estate owned by Pringle, shall receive no distribution from the sale of the Shares. The Pringle obligations owing to GMAC shall be paid by Pringle.

         10. Upon receipt of a combined aggregate of $250,000.00 by the Creditors holding the remaining mortgages against the Debtors' residence (not including GMAC), these Creditors shall satisfy the second and third mortgages. If an aggregate $250,000.00 is not received by the three (3) Creditors which are the holders of the second and third mortgages, the Creditors holding the second mortgage shall hold a second mortgage on Pringle's residence, as measured by their pro rata claims, in an aggregate amount of $250,000.00 less the aggregate sums paid from the Creditors' Trust to these Creditors. Additionally, the Creditor holding the third mortgage shall hold a third mortgage in an amount measured by the original principal amount outstanding on such mortgage as of the date of the Order approving this motion, less the amount paid from the Creditors' Trust to this Creditor.

         11. The delivery of the Shares from Pringle and the execution and delivery of the required power of attorney shall release the bankruptcy estate of Pringle from any further claim of the Creditors. The delivery of the Shares

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and the delivery of the Pringle power of attorney to the Creditors' Trust
Trustee shall release and discharge Casarow of his responsibilities as trustee of the assets of Frank Pringle bankruptcy estate. Casarow shall be required to complete the filing requirements of the Bankruptcy Code and the Directives of the U.S. Trustee. The Shares and the residence real estate of Pringle shall be deemed abandoned pursuant to Section 554 of the Bankruptcy Code, 11 U.S.C.
Section 554, effective upon the entry of this Order. The mortgages of the holders of the second and third mortgages shall be deemed modified upon the entry of this Order.

         12. Pringle shall be responsible for the preparation and filing of the Pringle federal and state tax returns for the years 1995, 1996, 1997 and thereafter. Before filing any income tax return involving the sale of Eftek shares, Pringle shall furnish a copy of the proposed return to Creditors' Trust Trustee so the Creditors' Trust Trustee can determine how much should be paid toward taxes as provided in paragraph 8.a. The Creditors' Trust Trustee shall provide income tax information to Pringle during January of each calendar year, commencing January 1998, during which the Shares remain unsold. The Creditors' Trust Trustee shall determine the tax consequence of the sale of the Shares and the allowance of losses and deductions arising from payments in discharge of loan guarantees. The Creditors' Trust Trustee shall be permitted to utilize the Pringle tax basis in determining the measurement of any tax due and take losses arising from payments in discharge of loan guarantees. Pringle shall supply within five (5) days of this Order all necessary tax information in respect to the tax basis of the Shares.

         13. Eftek, and its representatives including its stock transfer agent and counsel shall take any and all actions and do all things necessary to enable the Creditors Trust to sell and transfer the Shares. Such actions may include,

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but are not limited to causing the Eftek stock transfer agent to promptly effectuate the requested transfers of the Shares and causing Eftek counsel to promptly issue any opinions necessary to remove restrictions from, transfer or otherwise satisfy Eftek's stock transfer agent in connection with the transfers of the Shares in accordance with non-bankruptcy law.

         14. Pringle and Casarow shall take all actions and do all things necessary to enable the Creditors' Trust Trustee to carry out any sale of Shares contained in the Creditors' Trust, and properly exercise the Creditors' Trust Trustee's fiduciary duties; including, but not limited to, executing trust documents, irrevocable stock proxies and providing all necessary tax information.

         15. The terms of this Order shall survive the closing of the bankruptcy cases of Frank Pringle and Lois Pringle.


Dated: 3/5/97



                                             /s/ Judith H. Wizmur
                                             ---------------------------------
                                             JUDITH H. WIZMUR, U.S.B.J.






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